UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 1, 2023

Talos Energy Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38497	82-3532642
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Clay Street, Suite 3300 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (713) 328-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TALO	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company.  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

John B. Spath

On December 1, 2023, Talos Energy Inc. (the “Company”) announced that the Company’s Board of Directors (the “Board”) appointed John B. Spath as the Company’s Executive Vice President & Head of Operations, effective as of the same date. Effective as of December 1, 2023, Mr. Spath will serve as the Company’s principal operating officer.

Mr. Spath, age 52, has served as Senior Vice President of Operations of the Company since March 2023, overseeing Production Operations, Drilling & Completions, Facilities & Major Projects, ARO Operations, and Supply Chain. Mr. Spath previously served as the Company’s Senior Vice President of Production Operations from May 2018 to March 2023 and Vice President of Production Operations from November 2015 to May 2018. Mr. Spath joined the Company as a Deepwater Drilling Manager in May 2013. Prior to joining the Company, Mr. Spath was an independent consultant on deepwater drilling and completion projects for Mariner Energy, Stone Energy and Deep Gulf Energy from 2005 to 2012. Previously, Mr. Spath led offshore projects as a Facilities Engineer, Production Foreman, and Deepwater Drilling Engineer at Marathon Oil from 1998 through 2005. Mr. Spath started his career as a project manager at J. Ray McDermott in 1995. Mr. Spath holds a Bachelor of Science in Mechanical Engineering from the University of Louisiana at Lafayette and is a licensed professional engineer in the State of Texas.

There was no arrangement or understanding between Mr. Spath and any other person(s) pursuant to which he was selected to be Executive Vice President & Head of Operations of the Company, and Mr. Spath does not have any family relationships with any of the Company’s executive officers or directors. Mr. Spath is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In connection with Mr. Spath’s promotion, (i) the Board determined that, effective December 1, 2023, Mr. Spath’s base salary will be increased to $455,000 and his target annual incentive program award will be increased to 80% of his base salary (prorated for 2023), (ii) the Company will grant (a) 961 restricted stock units, which generally vest in three equal tranches on each of the first three anniversaries of the date of grant, subject to continued employment with the Company and (b) 1,922 performance share units at target, with a performance period from 2023 through 2025, to Mr. Spath pursuant to the Talos Energy Inc. 2021 Long Term Incentive Plan (the “LTIP”) and (iii) the Company entered into a customary indemnification agreement (the “Spath Indemnification Agreement”), in the form previously approved by the Board, with Mr. Spath.

The foregoing description of the Spath Indemnification Agreement is only a summary and is qualified in its entirety by the terms of such agreement, a copy of which is filed hereto as Exhibit 10.1.

Robert D. Abendschein

On December 1, 2023, the Company terminated the employment of Robert D. Abendschein, who previously served as the Company’s Executive Vice President and Chief Operating Officer, effective as of the same date. The circumstances of Mr. Abendschein’s termination of employment constituted a termination without cause by the Company, within the meaning of the Talos Energy Operating Company LLC Amended and Restated Executive Severance Plan (the “Severance Plan”) and the LTIP, the plan pursuant to which all restricted stock units and performance share units held by Mr. Abendschein prior to his termination were issued.

Subject to the timely execution and non-revocation of a release of claims in favor of the Company, Mr. Abendschein is entitled to (A) certain separation benefits consistent with a qualifying termination without cause for a Tier 2 participant under the Severance Plan and (B) accelerated vesting and settlement of certain unvested restricted stock units and the deemed fulfillment of the service requirement with respect to a pro-rata portion of his outstanding performance share units, in each case, in accordance with the terms of the original award agreements pursuant to which such equity awards were granted.

Item 7.01	Regulation FD Disclosure.

On December 1, 2023, the Company issued a press release announcing Mr. Abendschein’s departure and the appointment of Mr. Spath. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information contained in this Current Report on Form 8-K under Item 7.01 and set forth in the attached Exhibit 99.1 is deemed to be “furnished” solely pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit Number	Description

10.1†	Indemnification Agreement (John B. Spath).

99.1	Press Release dated December 1, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

†	Identifies management contracts and compensatory plans or arrangements.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALOS ENERGY INC.

Date: December 1, 2023	By:	/s/ William S. Moss III
	Name:	William S. Moss III
	Title:	Executive Vice President, General Counsel and Secretary